Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Clinical Data, Inc. Reports Fourth Quarter and Fiscal Year
2010 Results
— Vilazodone NDA Accepted; January 22, 2011 PDUFA Date Assigned —
— Recent Public Offering to Fund Commercial Preparations and Late-stage Programs —
NEWTON, Mass., June 14, 2010 — Clinical Data, Inc. (NASDAQ: CLDA) today announced operational and financial results for the fourth fiscal quarter and fiscal year ended March 31, 2010, noting the Company’s continued achievement of major clinical and business milestones.
“This has been a landmark year for Clinical Data with the successful submission of our new drug application for vilazodone, our novel therapeutic candidate for the treatment of depression, and its subsequent acceptance for review by the FDA,” said Drew Fromkin, Clinical Data’s President and Chief Executive Officer. “This past year also marked the initiation of our Phase III program for Stedivaze™ and continued advancement of our preclinical programs that were achieved through our internal drug development expertise and establishing and expanding partnerships for several pipeline assets. In addition, we made significant progress throughout the year in preparing for the commercial launch of vilazodone. We expect that the scope and intensity of our commercial preparation will increase as we move closer to a potential approval of vilazodone for the treatment of major depressive disorder, anticipated in early 2011.”
Recent Highlights
•	Company’s new drug application (NDA) for vilazodone for the treatment of major depressive disorder was accepted by the U.S. Food and Drug Administration (FDA), with January 22,

2011 assigned as the decision date under the Prescription Drug User Fee Act (PDUFA)
•	Raised approximately $30M in net proceeds, including the exercise of the underwriters’ over-allotment option, through a public offering of common stock expected to close later in the day on June 14, 2010, exhausting the Company’s current shelf registration statement
•	Presented positive results from the Phase III and long-term safety studies of vilazodone, as well as other supportive data describing its novel mechanism of action at the American Psychiatric Association (APA) and the Society of Biological Psychiatry (SOBP) meetings
•	Reported positive results of Phase I studies of Stedivaze, a potential best-in-class coronary vasodilator, which demonstrated a good safety profile and tolerability in patients with asthma and chronic obstructive pulmonary disorder (COPD). Stedivaze is currently being evaluated in Phase III studies.
•	Out-licensed adenosine 2A receptor agonist ATL313 to Santen Pharmaceuticals, Co., Ltd. for development as a topical treatment for glaucoma, receiving a $2 million upfront milestone with the potential for additional development, regulatory and commercial milestones and royalties
•	Launched two new FAMILION® tests and one enhanced test for detecting inherited cardiac conditions, as well as presented FAMILION data at major heart society meetings
•	Presented data confirming the value of proprietary FCGR3A gene variant in predicting rituximab response in non-Hodgkin’s lymphoma at the American Society of Clinical Oncology (ASCO) annual meeting
Highlights for Fiscal 2010
•	Increased gross revenue 35% to $15.2M and improved gross margins to 52% from 38%, when compared to the same period last year
•	Initiated the Phase III ASPECT 1 trial of Stedivaze for pharmacologic cardiac stress testing
•	Raised approximately $47M in gross proceeds from a public offering in October 2009
•	Sold the Cogenics genomics services division to Beckman Coulter for approximately $17M
•	Out-licensed preclinical adenosine 2A receptor agonist ATL313 to CombinatoRx to develop B-cell cancer therapies, with the potential to receive up to $252M in clinical, regulatory and commercial milestones, as well as royalties on product sales

•	Hosted Investor Day in New York City in October 2009 focused on vilazodone, featuring leading experts in the treatment of depression, antidepressants and related sexual dysfunction
•	Purchased Avalon Pharmaceuticals for approximately $10M in common stock and sold off non-core assets, resulting in an estimated annual savings of $5M
•	Launched a new FAMILION test for familial Dilated Cardiomyopathy (DCM), an inherited heart disease which is the leading cause of heart transplants and a possible cause of sudden cardiac death
•	Established multiple research collaborations with leading institutions to examine the role of FCGR3A gene variants for predicting clinical outcomes in cancers treatments
Commenting on the Company’s management of resources, Mr. Fromkin added, “It is a testament to our strategic focus and fiscal discipline that we were able to achieve these extraordinary milestones in support of our mission to develop potential first-in-class or best-in-class therapeutics. We will remain focused on raising capital only as necessary to achieve the creation of long-term value for our shareholders and remain vigilant in managing our finances by focusing on our highest priority programs.”
Financial Results for the Three Months Ended March 31, 2010
Gross revenue for the three months ended March 31, 2010 increased 5% to $3.8 million from $3.6 million compared to the same period a year ago. This was primarily driven by an increase in gross sales of PGxHealth’s FAMILION tests of $143,000, or 4%. The increase in gross revenue was partially offset by an increase in contractual allowances of $189,000, which grew from 10% to 15% of gross genetic testing revenues when compared to the same period a year ago. The increase in contractual allowances is due to greater overall coverage policies, as well as the revenue mix of third-party payors and continued challenging macroeconomic conditions.
Gross margins increased to 54% up from 49% for the same period last year. The year-over-year improvement in gross margins was due to the increase in revenue, coupled with the realization of benefits from the significant investments the Company made in laboratory infrastructure enhancements.
Recently, the Company announced the expansion of its FAMILION family of genetic tests, launching two new tests and a significantly enhanced test to diagnose cardiac disorders. With the addition of a test for Conduction Disease associated with Dilated Cardiomyopathy (CD-DCM) and a test for Short QT Syndrome (SQTS), Clinical Data’s PGxHealth division continues to lead the industry with the most comprehensive menu of genetic tests to diagnose or confirm familial heart diseases. The Company anticipates that future revenue will continue to be driven by expanding genetic test offerings, greater test adoption and increasing insurance coverage from third-party payors.
Research and development expenses for the three months ended March 31, 2010 were $26.7 million, up $13.9 million when compared to the same period last year. This increase is primarily attributable to the milestone paid to Merck KGaA, Darmsdadt, Germany (Merck) as a result of the acceptance of the vilazodone NDA filing. Under the terms of the Company’s license agreement with Merck KGaA, the FDA’s acceptance of the NDA for filing gave rise to a milestone payment to Merck KGaA of €12.5 million, payable through the issuance to Merck KGaA of 920,901 shares of Clinical Data common stock in an unregistered sale of its equity securities.
Sales and marketing expenses of $2.1 million were essentially unchanged when compared to the three months ended March 31, 2009.
General and administrative expenses were $8.8 million, up $3.8 million from $5.0 million when compared to the same period a year ago. The increase was primarily driven by year-end cash bonuses for executive management and employees. Due to a downturn in the economy and weakness in the Company’s stock price in the prior year period, executive management did not receive any cash bonus in the prior year.
Financial Results for the Year Ended March 31, 2010
Gross revenue for the year ended March 31, 2010 increased 35% to $15.2 million from $11.3 million for the year ended March 31, 2009. This increase was mainly driven by the growth in genetic test sales of 36%, or $3.8 million. Revenue rose as a result of continued expansion of sales and marketing activities in late fiscal 2009, the introduction of new and expanded tests, and increased coverage policies from third-party payors. To date, third-party payor coverage for FAMILION tests is approximately 280 million lives in the U.S. As of March 31, 2010, PGxHealth was an approved Medicare provider and a Medicaid provider in most states. These increases in revenue were partially offset by an increase in contractual allowances of $1.3 million from $841,000, or 8% of gross genetic testing revenue, to $2.1 million, or 15% of gross genetic testing revenue. The increase in contractual allowances was due to additional coverage from third-party payors, as well as the mix of revenue from third-party payors.
Gross margins increased from 38% for the year ended March 31, 2009 to 52% for the year ended March 31, 2010. The gross margins improvement was due to an increase in revenue, as well as the realization of laboratory infrastructure efficiencies that were implemented in fiscal 2009.
Research and development expenses were $56.8 million for the year ended March 31, 2010, up $12.7 million compared to the same a year ago. As previously mentioned, this increase was primarily attributable to the milestone payable to Merck of €12.5 million, which was paid in unregistered shares of the Company’s common stock.
Sales and marketing expenses were $8.2 million for the year ended March 31, 2010, up $391,000 compared to the same period a year ago. The increase was mainly due to expenses relating to expanded sales and marketing activities during the past year.
General and administrative expenses were $23.7 million for the year ended March 31, 2010, up from $19.7 million for the same period a year ago. The increase was primarily driven by year-end cash bonuses for executive management and employees, which were not paid in respect of the prior fiscal year due the economic downturn and weakness in the performance of the Company’s stock in the prior year.
Cash and cash equivalents at March 31, 2010 were $49.2 million. This excludes net proceeds of $29.8 million, including the exercise of the underwriters’ over-allotment option, from a public offering of approximately 2.2 million shares of common stock at a price of $14.30 per share, which is expected to close later in the day on June 14, 2010.
About Clinical Data, Inc.
Clinical Data develops first-in-class and best-in-category therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in other major therapeutic areas. Clinical Data combines its drug development and biomarker expertise in an effort to develop products with enhanced efficacy and tolerability to improve patient health and reduce costs. To learn more, please visit the Company’s website at www.clda.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform

Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to obtain regulatory approval for, and successfully introduce, vilazodone, Stedivaze and our other drug candidates; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements contained in this press release. These risks and uncertainties include, but are not limited to, whether Stedivaze or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, vilazodone, Stedivaze or any of our other therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone, Stedivaze or any of our other therapeutic products will be successfully marketed if approved; the extent to which genetic markers are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic conditions; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and Current Reports on Form 8-K filed from time to time by the Company.
Financial Tables to Follow
CONTACT INFORMATION:
Theresa McNeely
Vice President, Corporate Communications
Clinical Data, Inc.
617-527-9933 x3373
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	March 31,		March 31,
	2010	2009	2010	2009
Net revenues	$3,220	$3,224	$13,085	$10,442
Cost of revenues	1,488	1,655	6,244	6,489

Gross profit	1,732	1,569	6,841	3,953

Operating expenses:
Research and development	26,653	12,792	56,785	44,134
Sales and marketing	2,148	2,109	8,155	7,764
General and administrative	8,807	4,996	23,699	19,730
Restructuring and lease exiting costs	664	—	2,447	—
Purchased in-process research and development	—	2,000	—	55,100
Avalon acquisition costs	—	—	1,978	—

Total operating expenses	38,272	21,897	93,064	126,728

Loss from operations	(36,540)	(20,328)	(86,223)	(122,775)
All other (expense) income, net	(1,868)	(1,149)	(7,277)	(907)

Loss from continuing operations	(38,408)	(21,477)	(93,500)	(123,682)
Income (loss) from discontinued operations	—	(2,409)	4,987	(8,756)

Net loss	$(38,408)	$(23,886)	$(88,513)	$(132,438)

(Loss) income per basic and diluted share:
Continuing operations	$(1.44)	$(0.94)	$(3.77)	$(5.63)
Discontinued operations	—	(0.11)	0.20	(0.40)

Net loss	$(1.44)	$(1.05)	$(3.57)	$(6.03)

Weighted average shares: basic and diluted	26,673	22,742	24,769	21,962

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,
(In thousands)	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$49,245	$55,180
Marketable securities	—	1,175
Accounts receivable, net	2,851	2,471
Prepaid expenses and other current assets	1,488	1,240
Assets of discontinued operations	—	18,541

Total current assets	53,584	78,607

Property, plant and equipment, net	2,795	2,942
Goodwill & intangible assets, net	42,514	34,243
Other assets, net	62	4,405

TOTAL ASSETS	$98,955	$120,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$6,773	$7,067
Accounts payable, accrued expenses and other liabilities	30,615	11,693
Liabilities of discontinued operations	—	8,902

Total current liabilities	37,388	27,662

Long-term debt and other liabilities	57,674	63,123

TOTAL LIABILITIES	95,062	90,785

Stockholders’ equity	3,893	29,412

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$98,955	$120,197